FIDUS INVESTMENT CORPORATION ANNOUNCES
FOURTH QUARTER & FULL YEAR 2014 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.38 Per Share Declared for First Quarter 2015

EVANSTON, Ill., March 5, 2015 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Highlights

•	Total investment income of $13.7 million

•	Net investment income of $6.7 million, or $0.42 per share

•	Adjusted net investment income of $6.8 million, or $0.43 per share(1)

•	Net increase in net assets resulting from operations of $7.4 million, or $0.46 per share

•	Invested $87.2 million in debt and equity securities, including investments in eight new portfolio companies

•	Received proceeds from sales and realizations of $29.3 million

•	Paid regular quarterly dividend of $0.38 per share and special dividend of $0.10 per share on December 19, 2014

•	Net asset value (NAV) of $243.3 million, or $15.16 per share, as of December 31, 2014

Full Year 2014 Financial Highlights

•	Total investment income of $46.1 million

•	Net investment income of $23.3 million, or $1.62 per share

•	Adjusted net investment income of $22.6 million, or $1.57 per share(1)

•	Net increase in net assets resulting from operations of $19.5 million, or $1.36 per share

•	Invested $149.8 million in debt and equity securities, including investments in 12 new portfolio companies

•	Received proceeds from sales and realizations of $62.6 million

•	Paid regular quarterly dividends totaling $1.52 per share and special dividends of $0.20 per share

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2014 of $13.4 million, or $0.84 per share

Management Commentary

“The high level of origination and investment activity during the first nine months of 2014 bore fruit in the fourth quarter with the closing of investments in 8 new portfolio companies out of the 12 we added to the portfolio during the year. These investments reinforce Fidus’ track record of continuing to build and diversify our investment portfolio with a focus on capital preservation and the generation of attractive risk-adjusted returns,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We ended the year with investments in 42 portfolio companies across 25 industries for a total portfolio fair market value of $396.4 million, having increased our investment portfolio 24.1% on a cost basis.

“With $40.0 million of availability under our credit facility at December 31, 2014, combined with our cash balance of $29.3 million and access to $51.5 million in additional SBA debentures, Fidus has approximately $121 million in capital to continue to grow and diversify our investment portfolio. In the year ahead, we will remain focused on our investment strategy of selectively investing in high-quality companies that operate in industries we know well, that generate strong free cash flow and have a positive long-term outlook.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2014 Financial Results

Total investment income was $13.7 million for the three months ended December 31, 2014, an increase of $2.4 million, or 21.5%, over the $11.2 million of total investment income for the three months ended December 31, 2013. This increase was primarily attributable to a $1.5 million increase in interest income resulting largely from higher average levels of debt investments outstanding during the fourth quarter of 2014 compared to the same period of 2013. In addition, fee income increased $0.9 million during the fourth quarter of 2014 compared to the same period of 2013 due to increased portfolio activity levels.

Total expenses, including income tax provision, were $7.0 million for the three months ended December 31, 2014, an increase of $1.6 million, or 31.0%, over the $5.3 million of total expenses, including income tax provision, for the three months ended December 31, 2013. Interest and financing expenses were $2.0 million, an increase of $0.2 million or 13.2%, compared to $1.8 million for the fourth quarter of 2013 due to higher average balances of SBA debentures outstanding during 2014 as well as commitment fees related to the Credit Facility. The base management fee increased $0.4 million, or 26.6%, to $1.7 million due to higher average total assets less cash and cash equivalents for the fourth quarter of 2014 versus the comparable period in 2013. The incentive fee was $1.8 million, a $0.7 million, or 60.3%, increase from the $1.1 million incentive fee for the fourth quarter of 2013, primarily due to the $0.8 million increase in net investment income during the 2014 period compared to 2013 and a $0.4 million increase in the capital gains incentive fee due to the $2.0 million increase in net gain on investments. The administrative service fee, professional fees and other general and administrative expenses increased $0.2 million, or 27.8%, to $1.1 million due to increased personnel and professional costs in 2014.

Net investment income for the three months ended December 31, 2014 increased by 12.9% to $6.7 million, or $0.42 per share, compared to $5.9 million, or $0.43 per share, for the fourth quarter of 2013. Adjusted NII was $6.8 million, or $0.43 per share, for the three months ended December 31, 2014, compared to $5.7 million, or $0.41 per share, for the fourth quarter of 2013. Adjusted NII is defined as net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses on investments.

For the three months ended December 31, 2014, Fidus recorded net realized losses on investments of $12.3 million as a result of realized losses in one portfolio company, which were partially offset by realized gains in one portfolio company. For the three months ended December 31, 2014, Fidus recorded net unrealized appreciation on investments of $12.9 million attributable to (i) the reversal of net unrealized depreciation on investments of $12.2 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized appreciation of $1.2 million on debt investments and (iii) net unrealized depreciation of $0.5 on equity investments.

Fidus’ net increase in net assets resulting from operations during the three months ended December 31, 2014, was $7.4 million, or $0.46 per share, an increase of $2.8 million, or 60.1%, compared to a net increase in net assets resulting from operations of $4.6 million, or $0.34 per share, during the three months ended December 31, 2013.

Per share results for the fourth quarter ended December 31, 2014 are based on weighted average shares outstanding of 16.0 million, compared to 13.7 million weighted average shares outstanding for the fourth quarter of 2013, an increase of 16.6%. This increase reflects the common equity offering Fidus completed in September 2014, which was completed at a price accretive to net asset value.

Full Year 2014 Financial Results

Total investment income was $46.1 million, an increase of $4.3 million, or 10.3%, over the $41.8 million of total investment income for the year ended December 31, 2013. Total expenses, including income tax provision, were $22.8 million, an increase of $0.3 million or 1.5%, over the $22.5 million of total expenses, including income tax provision, for the year ended December 31, 2013. Net investment income was $23.3 million, an increase of $4.0 million, or 20.7%, compared to net investment income of $19.3 million during the year ended December 31, 2013.

Net realized losses on investments were $17.0 million for the year ended December 31, 2014 resulting from realized losses on investments in two portfolio companies, which were partially offset by realized gains on investments in seven portfolio companies. During the year ended December 31, 2014, Fidus recorded a net change in unrealized appreciation on investments of $13.3 million attributable to (i) the reversal of net unrealized depreciation on investments of $11.0 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $0.8 million on debt investments and (iii) net unrealized appreciation of $3.1 million on equity investments.

As a result of these events, Fidus’ net increase in net assets resulting from operations during the year ended December 31, 2014 was $19.5 million, or $1.36 per share, compared to a net increase in net assets resulting from operations of $27.2 million, or $2.01 per share, during the year ended December 31, 2013.

Portfolio and Investment Activities

As of December 31, 2014, Fidus had debt and equity investments in 42 portfolio companies with a total fair value of $396.4 million, or approximately 101% of cost. The average portfolio investment on a cost basis was $9.3 million and Fidus held equity ownership in 85.7% of its portfolio companies. During the fourth quarter ended December 31, 2014, Fidus made investments of $87.2 million, including investments in eight new portfolio companies and received proceeds from sales and realizations of investments of $29.5 million. As of December 31, 2014, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.4%.

Fourth quarter 2014 investment activity included the following new portfolio company investments:

•	Plymouth Rock Energy, LLC, a leading retail energy marketer for the domestic natural gas and electricity industries. Fidus invested $6.0 million in senior secured notes.

•	Grindmaster Corporation, a leading global manufacturer of commercial beverage dispensing and complementary foodservice equipment. Fidus invested $10.5 million in subordinated notes.

•	FDS Avionics Corp., doing business as Flight Display Systems, a leading designer, developer and light manufacturer of avionics focusing on cabin electronics for business and commercial aircraft and ruggedized special mission monitors and other retrofit solutions for military aircraft. Fidus invested $7.2 million in subordinated notes and common equity.

•	Carlson Systems Holdings, Inc., a leading distributor of fasteners, packaging supplies and specialty tools for the construction and industrial end markets. Fidus invested $12.8 million in subordinated notes and common equity.

•	Allied 100 Group, Inc., a leading distributor of automated external defibrillators (“AED”), AED replacement parts and accessories, and related training products, as well as a provider of medical direction and AED training services. Fidus invested $14.3 million in subordinated notes and common equity.

•	Inflexxion, Inc., a developer of scientifically based, interactive technologies that collect data regarding health status, health behaviors, health beliefs and health outcomes. Fidus invested $6.5 million in senior secured loans and preferred equity.

•	Toledo Molding & Die, Inc., a leading manufacturer of highly-engineered thermoplastic components and assemblies for automotive interior and air and fluid management system applications. Fidus invested $10.0 million in subordinated notes.

•	Virginia Tile Company, LLC, a leading independent distributor of tile products and related installation and maintenance materials to the residential and commercial construction markets. Fidus invested $12.3 million in subordinated notes and common equity.

Fidus had no investments on non-accrual status as of December 31, 2014.

Liquidity and Capital Resources

At December 31, 2014, the Company had $29.3 million in cash and cash equivalents. SBA debentures outstanding were $173.5 million and unfunded SBA commitments totaled $51.5 million as of December 31, 2014. During the fourth quarter Fidus expanded its senior secured revolving credit facility to $50.0 million, an increase of $20.0 million. Fidus had $10.0 million of borrowings outstanding on its senior secured revolving credit facility as of December 31, 2014. The weighted average interest rate on debt outstanding as of December 31, 2014 was 4.0%.

Subsequent Events

•	On January 15, 2015, Fidus invested $5.0 million in the subordinated notes and warrants of Ice House America, LLC, a leading manufacturer and franchisor of ice vending machines in the United States.

•	On January 16, 2015, Fidus received $9.7 million as payment in full on the subordinated note of EBL, LLC (EbLens), including prepayment fees.

•	On February 6, 2015, Fidus invested $8.0 million in the subordinated notes of Six Month Smiles Holdings, Inc., a provider of cosmetic orthodontic solutions as a turnkey program for general practitioner dentists, enabling them to treat patients with aligner products for correcting crooked teeth in four to nine months.

•	On February 12, 2015, Fidus invested $6.4 million in the senior secured notes of Stagnito Partners, LLC, doing business as Stagnito Business Information, a leading provider of business information services to the convenience store, food retail and pharmacy markets in the U.S. and Canada.

First Quarter 2015 Dividend of $0.38 Per Share Declared

On February 17, 2015, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the first quarter of 2015. The Company’s dividend will be payable on March 26, 2015 to stockholders of record as of March 12, 2015.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2015 taxable income, as well as the tax attributes for 2015 dividends, will be made after the close of the 2015 tax year. The final tax attributes for 2015 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EST on Friday, March 6, 2015. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 67555540.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EST on March 6, 2015 until 11:59pm EST on March 9, 2015 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 67555540. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)

	December 31, 2014	December 31, 2013

ASSETS
Investments, at fair value
Control investments (cost: $10,460 and $0, respectively)	$4,244	$—
Affiliate investments (cost: $81,979 and $88,983, respectively)	86,200	82,444
Non-control/non-affiliate investments (cost: $298,899 and $226,231, respectively)	305,911	224,537

Total investments, at fair value (cost: $391,338 and $315,214, respectively)	396,355	306,981
Cash and cash equivalents	29,318	53,418
Interest receivable	4,460	2,487
Deferred financing costs (net of accumulated amortization of $2,784 and $2,102, respectively)	4,567	3,152
Prepaid expenses and other assets	887	1,224

Total assets	$435,587	$367,262

LIABILITIES
SBA debentures	$173,500	$144,500
Borrowings under credit facility	10,000
Accrued interest and fees payable	2,853	2,198
Due to affiliates	5,395	5,582
Taxes payable	328	3,571
Accounts payable and other liabilities	248	286

Total liabilities	192,324	156,137

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 16,051,037 and 13,755,232 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively)	$16	$14
Additional paid-in capital	243,008	206,123
Undistributed net investment income	12,433	3,221
Accumulated net realized (loss) gain on investments, net of taxes	(15,999)	11,212
Accumulated net unrealized appreciation (depreciation) on investments	3,805	(9,445)

Total net assets	243,263	211,125

Total liabilities and net assets	$435,587	$367,262

Net asset value per common share	$15.16	$15.35

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations
(in thousands, except shares and per share data)

	(unaudited)		Twelve Months Ended
	Three Months Ended December 31,		December 31,
	2014	2013	2014	2013
Investment Income:
Interest income
Control investments	$86	$1	$86	$1,648
Affiliate investments	2,575	2,387	9,738	8,969
Non-control/non-affiliate investments	8,651	7,416	30,473	27,033

Total interest income	11,312	9,804	40,297	37,650
Dividend income
Control investments	—	(124)
Affiliate investments	58	47	150	139
Non-control/non-affiliate investments	460	567	1,865	1,539

Total dividend income	518	490	2,015	1,678
Fee income
Control investments	—	(1)	—	176
Affiliate investments	186	131	584	337
Non-control/non-affiliate investments	1,626	797	3,193	1,801

Total fee income	1,812	927	3,777	2,314
Interest on idle funds and other income	10	19	27	150

Total investment income	13,652	11,240	46,116	41,792

Expenses:
Interest and financing expenses	2,025	1,789	7,507	7,076
Base management fee	1,672	1,321	5,899	5,261
Incentive fee	1,842	1,149	4,857	6,792
Administrative service expenses	483	340	1,772	1,155
Professional fees	354	207	1,182	851
Other general and administrative expenses	253	307	1,234	1,115

Total expenses	6,630	5,113	22,452	22,250

Net investment income before income taxes	7,022	6,127	23,664	19,542
Income tax provision	321	192	383	246

Net investment income	6,701	5,935	23,281	19,296

Net realized and unrealized gains (losses) on investments:
Realized gains on control investments	—	124	—	22,231
Net realized (losses) on affiliate investments	(12,287)	—	(12,121)	—
Net realized gains (losses) on non-control/non-affiliate investments	32	4,772	(4,908)	8,357
Net change in unrealized appreciation (depreciation) on investments	12,932	(5,729)	13,250	(22,188)
Income tax (provision) on realized gains on investments	—	(493)	(17)	(493)

Net (loss) gain on investments	677	(1,326)	(3,796)	7,907

Net increase in net assets resulting from operations	$7,378	$4,609	$19,485	$27,203

Per common share data:
Net investment income per share-basic and diluted	$0.42	$0.43	$1.62	$1.43

Net increase in net assets resulting from operation per share-basic and diluted	$0.46	$0.34	$1.36	$2.01

Dividends declared per share	$0.48	$0.76	$1.72	$1.94

Weighted average number of shares outstanding-basic and diluted	16,012,635	13,736,834	14,346,438	13,524,368

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months and years ended December 31, 2014 and 2013.

	(Per share)
	Three months ended December 31,		(Per share)
	(unaudited)		Year ended December 31,
	2014	2013	2014	2013
Net investment income	$6,701	$5,935	$23,281	$19,296
Capital gains incentive fee (reversal) expense	135	(266)	(731)	1,581

Adjusted net investment income (1)	$6,836	$5,669	$22,550	$20,877

	(Per share)
	Three months ended December 31,		(Per share)
	(unaudited)		Year ended December 31,
	2014	2013	2014	2013
Net investment income	$0.42	$0.43	$1.62	$1.43
Capital gains incentive fee (reversal) expense	0.01	(0.02)	(0.05)	0.12

Adjusted net investment income (1)	$0.43	$0.41	$1.57	$1.54

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Jody Burfening LHA (212) 838-3777 jburfening@lhai.com